The Sendai Bank, Ltd. and Kirayaka Bank, Ltd.in Basic Agreement
Regarding Commencement of Negotiations for Business Integration
- For Creation of New Banking Group -
The Sendai Bank, Ltd.
Kirayaka Bank, Ltd.
October 26, 2010

This share transfer involves the securities of foreign companies.
The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S.
securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

(Key Point) Commencing Negotiations for Establishment of a
New Banking Group Based in Miyagi and Yamagata Prefectures
The Sendai Bank, Ltd. ("Sendai Bank") and Kirayaka Bank, Ltd.
("Kirayaka Bank") have agreed to commence negotiations for the establishment of a joint holding company by around October 2011 for business integration.
Sendai Bank and Kirayaka Bank will create a new regional banking group by means of establishing a holding company. This will enable the two banks to retain their respective brand names that are widely recognized throughout their respective business regions.
At the same time, both banks will be able to further contribute to the regional economic activities and better serve customers in an era when customers are expanding their operations beyond the boundary of prefectures. The head office of the holding company will be located in Sendai City.
Sendai Bank and Kirayaka Bank will establish a "Business Integration
Committee," to be jointly chaired by the presidents of the two banks, in preparation for the planned business integration.
Holding Company
Head Office: Sendai City
Sendai Bank
Head Office: Sendai City
Kirayaka Bank
Head Office: Yamagata City

1. Background to the Basic Agreement for Commencement of Negotiations
Miyagi Prefecture and Yamagata Prefecture have their respective prefectural capitals lying adjacent to each other, a geographical characteristic rarely found elsewhere in Japan. With the development of express transportation systems, industrial, economic, living and cultural activities have become more and more active beyond the boundary of the both prefectures.
As a regional bank in Miyagi and Yamagata respectively, Sendai Bank and
Kirayaka Bank have long strengthened a business partnership, such as exchange of business information, joint hosting of business matching events for customers, and exemption of ATM fees for account withdrawals between the two banks.
The two banks believe that the creation of a new banking group will help enhance economic activities and financial services in Miyagi and Yamagata
Prefecture, and greatly benefit shareholders and customers.
Development of Express Transportation Systems
Regularly-operated Highway Bus Services, Expressway
Yamagata Prefecture
Yamagata City
Local Governments Developing Systematic Coordination
Miyagi Prefecture
Sendai City
Adjoining Prefectural Capitals
Industrial, Economic, Living and Cultural Exchanges
Regional Economies Developing Beyond Prefectural Boundary

2. Summary of Business Regions of the Two Banks Miyagi and
Yamagata, the business regions of the two banks, are expected to further develop as a single economic area.
        Miyagi Prefecture       Yamagata Prefecture     Total   Percentage of 6 Prefectures in Tohoku District
Total Area      7,286 km2       9,323 km2       16,609 km2      24.8%
Population      2,360,000       1,210,000       3,580,000       37.1%
No. of Households       865,000 386,000 1,251,000       37.4%
Gross Prefectural Product       JPY 8,426.7 billion     JPY 4,002.3 billion     JPY 12,429.0 billion    38.3%
Agricultural Output     JPY 210.1 billion       JPY 214.0 billion       JPY 424.1 billion       29.9%
Fishery Output (Marine Fishery) JPY 81.7 billion        JPY 2.9 billion JPY 84.6 billion        40.9%
Value of Shipment       JPY 3,513.5 billion     JPY 2,940.1 billion     JPY 6,453.7 billion     37.9%
Annual Sales of Goods   JPY 10,236.5 billion    JPY 2,833.1 billion     JPY 13,069.7 billion    47.7%
Highway Bus Services between Sendai and Yamagata        Annual Passengers:      670,000 in 1999 to 1,300,000 in 2005
Source: "Basic Concept for Coordination between Miyagi
and Yamagata Prefectures: Creation of Future - MY Harmony Plan",
Miyagi and Yamagata Prefectures, March 2007 (Excerpts)

3. Objective of Creation of a New Banking Group
Sendai Bank and Kirayaka Bank will create a new regional
banking group by means of establishing a holding company.
This will enable the two banks to retain their respective
brand names, which are widely recognized throughout their
respective business regions.
At the same time, both banks will be able to achieve efficient management through economies of scale and further contribute to regional economic activities through the synergy of branch networks and staff expertise of the two banks. This will
enable the two banks to better serve their customers in an
era when customers are expanding their operations beyond the boundary of prefectures.
Negotiations for creation of a banking group by means of
establishing a holding company, which enables the two banks
to retain their respective brand names that are widely recognized throughout their respective business regions
Efficient management through economies of scale
Synergy of branch networks of the two banks
Synergy of expertise of staff of the two banks
Contribution to regional economic activities that
are developing beyond the boundary of prefectures
Better services to customers

4. Outline of Sendai Bank and Kirayaka Bank
        Sendai Bank     Kirayaka Bank   Total
Deposits Outstanding (Non-consolidated)  (Including CDs)
JPY 757,820 million     JPY 1,091,115 million   JPY 1,848,935 million
Loans Outstanding (Non-consolidated)   JPY 512,957 million
JPY 877,241 million     JPY 1,390,198 million
Total Assets  (Consolidated)    JPY 796,058 million
JPY 1,176,498 million   JPY 1,972,556 million
Capital Stock   JPY 7,485 million       JPY 17,700 million
JPY 25,185 million
No. of Offices (Including Sub-branches)         71           81 152
No. of Employees (Consolidated)         808           1,012     1,820
*As of the end of March 2010. The figures in the "Total"
column represent simple sums of figures for the two banks.

5. Schedule (Planned)
Sendai Bank and Kirayaka Bank will establish a "Business
Integration Committee," to be jointly chaired by the
presidents of the two banks, in preparation for the planned
business integration.
The two banks aim to establish a holding company by around
October 2011 to create a new banking group.
Timetable
October 26, 2010 (today)
Conclusion of the Basic Agreement Concerning the Commencement of Negotiations for Business Integration
April 2011 (planned)
Conclusion of the Final Agreement on Business Integration, including the Stock Transfer Plan
June 2011 (planned)
Annual ordinary shareholders' meetings of the two banks to approve the Stock Transfer Plan
October 2011 (planned)
Establishment of the Holding Company, and launch of new banking group

Please direct inquiries to: Kirayaka Bank, Ltd.
Koji Kawagoe Tohsyun Sugiyama Corporate Planning Division
Tel.: 023-628-3989 The Sendai Bank, Ltd. Takayuki Haga
Tsuyoshi Ogata Policy Planning Department Tel.: 022-225-8258